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                                                                       EXHIBIT 1

[Logo]  insci -
        statements.com

                                                                    NEWS RELEASE

FOR  RELEASE SEPTEMBER 1, 2000 AT 7:30AM EDT
--------------------------------------------
Contact:    Allen & Caron Inc                   insci-statements.com
            Rene Caron (Investors)              John Pemble, President
            rene@allencaron.com                 508-870-4000
            949-474-4300
            Kari Rinkeviczie (Media)
            kari@allencaron.com
            616-647-0780

               INSCI-STATEMENTS.COM PROMOTES SUSAN M. BERGIN TO
                            CHIEF ACCOUNTING OFFICER

WESTBOROUGH, MA (SEPTEMBER 1, 2000) . . . .insci-statements.com, Corp. (Nasdaq:
INSI), a provider of Internet-based and on-site solutions for electronic statement/bill presentment services and digital document storage, workflow and electronic commerce, today announced the promotion of Susan M. Bergin, 49, to Chief Accounting Officer from Controller. Bergin will takeover the duties of Roger C. Kuhn, 57, insci-statements.com's Chief Financial Officer, who is retiring, effective today. Kuhn, who served as the Company's CFO for four years, will continue to be involved with the Company as a consultant for three days a week over the next few months to ensure continuity and will be available to assist with future special projects.

E. Ted Prince, Ph.D., insci-statements.com Chairman and CEO, commented, "We wish Roger the best in his retirement and thank him for his years of service and for his commitment to continue to work with us as a consultant. Roger has provided us with excellent financial leadership in the strategic initiatives we have implemented during the past several years including acquisitions, fund raising and business structuring."

Bergin joined insi-statements.com in 1998 and has served as its Corporate Controller until this promotion. During the last year, Bergin has progressively assumed the areas of responsibility previously managed by Kuhn. She is responsible for SEC reporting and compliance, treasury functions, corporate disbursements, tax compliance, banking relationships, budgeting and forecasting, and management of corporate accounting functions including the integration of two separate acquisitions.

Dr. Prince said, "Susan's collective work experience and tenure at the Company during our transition in the electronic bill presentment and payment and portal space, makes her well qualified to supporting us in continued growth."

Bergin has held controller-level positions at two publicly traded companies and various financial management positions in the technology, manufacturing and retail sectors. She has over twenty years of experience in financial statement preparation, SEC reporting, auditing, planning and analysis, taxes, and treasury.

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INSCI-STATEMENTS.COM PROMOTES SUSAN M. BERGIN TO CHIEF
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From 1992 to 1998, Bergin served in a range of financial positions with Natick,
MA-based The Marmaxx Group, a multi-billion dollar off-priced retailer through such stores at T.J. Maxx and Marshalls. At the Marmaxx Group she managed the company's multi-billion annual budget process, which included Sales, Gross Margin, Inventory and Profit Plan, was involved in Marshalls acquisition analysis, and responsible for contractual compliance with major credit card and credit card processors.

She was with Clearpoint Research Corporation, a Hopkinton, MA-based manufacturer of add in memory and disk subsystems from 1987 through 1992. While at Clearpoint, Bergin served as Assistant Controller of this $75 million manufacturing company and was responsible for management of all accounting functions, including General Accounting, Budgeting, Accounts Receivable, Accounts Payable, Payroll, and Cost Accounting.

From 1983 to 1987, Bergin served as Controller for Hudson, MA-based Artel Communications Corporation, a manufacturer of fiber optic transmission devices. At Artel, she was responsible for preparation and filing of all SEC reports, managing over $6 million in IPO funds and all planning, analysis and forecasting. She also directed the accounting staff and was responsible for formalizing the Company's personnel and accounting policies, procedures, and methods of reporting.

Bergin graduated from the University of New Haven with a Bachelor of Science in Accounting. She resides in Shrewsbury, MA with her family.

ABOUT INSCI-STATEMENTS.COM

insci-statements.com is a leading provider of statement/bill portal services and digital document storage, workflow, and electronic commerce solutions. The company's portal services and software solutions are designed to help customers become more competitive, streamline business processes, improve customer service, and take advantage of new technological developments to drive revenues. For more information about insci-statements.com, visit its home page on the Internet at www.insci.com

For additional investor relations information visit the Allen & Caron Inc Web site at www.allencaron.com

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for products and services, development of markets for the Company's products and services and other risks identified in the Company's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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